Exhibit 99.1

Emerald Reports Second Quarter 2022 Financial Results

Company Announces Settlement of Insurance Litigation; Recovery Momentum Continues

NEW YORK, N.Y. – August 8, 2022 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences, marketing and B2B software solutions, today reported financial results for the second quarter ended June 30, 2022.

Highlights

•

Company reaches agreement to settle outstanding insurance litigation for proceeds of $149.25 million; upon expected receipt in the third quarter, total insurance proceeds from 2020 and 2021 cancelled and impacted events are expected to equal approximately $372.9 million

•	In the second quarter of 2022, Emerald successfully traded 29 in-person trade shows, conferences and other events, serving more than 62,000 attendees and 3,600 exhibiting companies
•	Revenues of $71.4 million for the second quarter 2022 reflect an increase of $56.4 million, or 376.0%, from $15.0 million in revenue for the second quarter of 2021
•	Net loss of $0.7 million for the second quarter 2022, compared to net loss of $46.5 million for the same quarter in 2021
•

Adjusted EBITDA, a non-GAAP measure, of $15.6 million for the second quarter 2022, compared to negative $13.6 million for the second quarter 2021 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure)

•	Continuing positive cash generation as bookings for returning events accelerate
•

Cash provided by operations of $12.2 million for the second quarter 2022, compared to $25.1 million for the second quarter 2021 as last year’s quarter was aided by the significant ramp in customer deposits as pandemic-related restrictions eased

•

Emerald generated free cash flow, a non-GAAP measure, of $10.5 million for the second quarter 2022 as compared to $23.8 million for the second quarter 2021 (Refer to Schedule 4 for a reconciliation to net cash provided by operations, the most directly comparable GAAP measure)

•	Emerald bought back 1.0 million shares of common stock at an average price of $3.38 per share during the second quarter 2022
•	Emerald ended the quarter with $231.7 million in cash and marketable securities and full availability of its $110 million revolving credit facility
•	During the second quarter 2022, Emerald acquired substantially all the assets of Advertising Week, a global event and thought leadership platform focused on marketing, media, technology and culture.

Second Quarter 2022 Financial Performance

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change	% Change	2022	2021	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$71.4	$15.0	$56.4	376.0%	$169.9	$27.9	$142.0	509.0%
Net (loss) income	$(0.7)	$(46.5)	$45.8	NM	$15.4	$(61.8)	$77.2	124.9%
Net cash provided by operating activities	$12.2	$25.1	$(12.9)	(51.4%)	$45.2	$26.7	$18.5	NM
Diluted loss per share	$(0.15)	$(0.77)	$0.62	NM	$(0.05)	$(1.10)	$1.05	95.5%

Non-GAAP measures:
Adjusted EBITDA	$15.6	$(13.6)	$29.2	NM	$64.9	$(16.1)	$81.0	(503.1%)
Adjusted EBITDA excluding event cancellation insurance proceeds	$7.5	$(15.9)	$23.4	NM	$33.1	$(32.5)	$65.6	201.8%
Free Cash Flow	$10.5	$23.8	$(13.3)	(55.9%)	$40.3	$24.4	$15.9	NM

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “We continue to see clear evidence of ongoing recovery in in-person events as qualified attendee and exhibitor counts track towards pre-pandemic levels. Importantly, our pricing power remains strong, further validating the unique value that our trade shows offer our customers. We believe that almost one quarter of our shows this year should exceed pre-pandemic revenues, keeping us on track to meet our FY 2022 financial guidance. We not only benefit from operating in a durable industry that has proven its value throughout numerous economic cycles, but also from strong liquidity which supports our strategic growth investments. We plan to further invest in our business as we continue to build Emerald through our three-pronged growth strategy focused on portfolio optimization, 365-day engagement and customer centricity. The recent acquisitions of Advertising Week and Bulletin (which were acquired in early June and July 2022, respectively), are prime examples of the ways in which we’re adding services and technology solutions available year-round that strategically complement Emerald’s existing offering and deliver connected, best-in-class experiences through seamlessly integrating in-person connections, content and commerce. Overall, our high-growth SaaS platform, powerful first-party data, and entry into high-growth industries provides us with a robust model to deliver profitable and sustained growth as we look to the future.”

David Doft, Emerald’s Chief Financial Officer, added, “Our business continues to generate significant free cash flow, supported by our low capital intensity and the favorable working capital dynamics of the events industry, and targeted investments in our technology stack and M&A pipeline. Of note, we ended the second quarter with over $231 million of cash and marketable securities on our balance sheet, having generated $10.5 million in free cash flow in the quarter. We expect to further bolster our balance sheet in the third quarter with the anticipated receipt of an additional $149.25 million in payments relating to the settlement of our insurance litigation. We are particularly pleased with the increasing diversification and durability of our revenue streams, which is the result of extensive efforts to add to our capabilities across content, B2B commerce technology, and advertising and sponsorship offerings in existing and new verticals. Our liquidity and balance sheet flexibility support our efforts to balance our capital allocation between acquisitions, investments in the business, managing our leverage and share buybacks, through which we have retired 3.7 million shares since the beginning of 2021. We have also been successful in managing our cost structure even in the current inflationary environment, and believe we are well positioned to protect and grow our margins over time. As we look to the future, we are on track to generate in excess of $300 million of revenues, more than $50 million of Adjusted EBITDA excluding insurance proceeds, and $70 million of free cash flow excluding insurance proceeds in FY 2022, and the company continues to progress toward its objective of over $100 million of Adjusted EBITDA in 2023.”

Resumption of Live Events and Insurance Litigation Settlement

Emerald actively returned to staging in-person events beginning in July 2021 and continues to do so to date. During the second quarter of 2022, Emerald successfully traded 29 in-person trade shows, conferences and other events, serving more than 62,000 attendees and 3,600 exhibiting companies.  Emerald continues to plan for a full slate of events in 2022.

On August 3, 2022, the Company reached an agreement with the underwriters to settle outstanding litigation relating to 2020 and 2021 coverage under those policies. As a result, the Company expects to receive a total settlement of $149.25 million, of which, $148.54 million is expected to be recognized as Other income, net during the third quarter of 2022.

In total, Emerald has submitted insurance claims of approximately $348.4 million, which represents the net amount of expected gross revenues less avoided costs for cancelled events scheduled to take place during the two years. Insurance claim payments received to date total $223.6 million, which includes $2.4 million received in July, subsequent to the quarter end, but excludes payments expected to be received in the third quarter in connection with the litigation settlement. Including the litigation settlement amount, total payments will total $372.9 million.  Other income, net recognized to date totals $216.1 million. Including the litigation settlement amount as well as proceeds received in July, Other income, net will total $367.l million.

Financial & Operational Results, Quarter Ended June 30, 2022

For the second quarter of 2022, Emerald reported revenues of $71.4 million compared to revenues of $15.0 million for the first quarter of 2021, an increase of $56.4 million or 376.0%.  The primary driver of the increase was $45.6 million in revenues related to events that typically stage in the second quarter but had to be moved to dates later in 2021 due to COVID-19.  When compared to their 2021 edition, revenue for these events increased $18.9 million or 70.8%. In addition, events that staged in the second quarter of 2022 but had been cancelled in the prior year due to COVID-19 generated incremental revenues of $9.2 million.  When compared to their last in-person edition, revenue for these events was down $2.1 million, or 16.4%.  Organic revenues for the second quarter of 2022 were $15.7 million, representing organic revenue growth of $0.8 million, or 5.4%, as compared to the prior year second quarter organic revenues of $14.9 million due primarily to a $0.7 million increase in revenues from subscription software as well as several small events that staged in the second quarter of 2022 as well as the second quarter of 2021 offset by softness in other marketing services.  Acquisitions that closed after the second quarter of 2021 generated incremental revenues of $0.9 million.

The Company recognized net loss of $0.7 million for the second quarter of 2022 compared to net loss of $46.5 million for the second quarter of 2021. The improvement in net loss was primarily attributable to the increase in revenues related to the continued return of live events in the second quarter of 2022 and higher event cancellation insurance claims proceeds being received during the second quarter of 2022 compared to the second quarter of 2021. The Company recorded $8.1 million of Other Income, net during the second quarter of 2022 as a result of the receipt of event cancellation insurance claims proceeds compared to $2.3 million of Other Income, net recorded during the second quarter of 2021 as a result of the receipt or confirmation of event cancellation insurance claims proceeds.

For the second quarter of 2022, Adjusted EBITDA was $15.6 million, compared to negative $13.6 million for the second quarter of 2021.  The increase in Adjusted EBITDA of $29.2 million was mainly due to profits generated by the higher number of live events that staged during the quarter compared to the second quarter of 2021 and the higher confirmed or received event cancellation insurance claims proceeds described above.  The Company’s Adjusted EBITDA for the second quarter of 2022 has been heavily impacted by the timing and receipt of approved claim payments under the Company’s event cancellation insurance policy.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, including Adjusted EBITDA excluding event cancellation insurance proceeds, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA and Adjusted EBITDA excluding event cancellation insurance proceeds to net loss (discussed in the second and third paragraphs of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash provided by operating activities was $12.2 million in the second quarter of 2022, compared to $25.1 million in the comparable period of the prior year. This decrease is a consequence of a non-recurring but significant ramp in sales that occurred in the second quarter of 2021 from near zero due to the lifting of pandemic-related restrictions as live events prepared to begin staging without the offsetting impact of revenue recognized for events that staged during the quarter. Due to the attractive working capital features of the events business, cash is collected in advance of the events staging (and expenses being incurred) which resulted in significant cash inflows in the second quarter of 2021 when we resumed selling space at our events after an over one-year hiatus due to COVID-19.

Capital expenditures were $1.7 million for the second quarter of 2022, compared to $1.3 million for the second quarter of 2021.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was $10.5 million in the second quarter of 2022, compared to $23.8 million in the second quarter of 2021.

The Company bought back 1.0 million shares of common stock at an average price of $3.38 per share during the second quarter 2022. Since the beginning of 2021, the Company has bought back 3.7 million shares of common stock.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its second quarter 2022 results at 4:30pm EDT on August 8, 2022.

The conference call can be accessed by dialing 1-800-952-1438 (domestic) or 1-312-281-1211 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 22019682. The replay will be available until 11:59 pm (Eastern Time) on August 15, 2022.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charges, (vii) material show scheduling adjustments, where applicable, and (viii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2022 and 2021 Adjusted EBITDA to net income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2022 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2023 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 and related variants on our business; our ability to continue staging live events and return our business to pre-COVID levels; our guidance with respect to estimated revenues and Adjusted EBITDA, including Adjusted EBITDA excluding event cancellation insurance proceeds; our ability to recover insurance proceeds under current policies and the timing of any such recoveries; the timing for rescheduled trade show events; and our ability to successfully identify and acquire acquisition targets and integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldexpo.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Revenues	$71.4	$15.0	169.9	$27.9
Other income, net	8.1	2.3	31.8	16.4
Cost of revenues	26.4	3.6	60.6	7.6
Selling, general and administrative expense	32.3	33.1	78.9	63.9
Depreciation and amortization expense	14.0	12.1	28.3	23.9
Goodwill impairment charges	—	—	6.3	—
Intangible asset impairment charges	—	—	1.6	—
Operating income (loss)	6.8	(31.5)	26.0	(51.1)
Interest expense, net	4.6	4.1	8.5	8.1
Income (loss) before income taxes	2.2	(35.6)	17.5	(59.2)
Provision for income taxes	2.9	10.9	2.1	2.6
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc.	$(0.7)	$(46.5)	$15.4	$(61.8)
Accretion to redemption value of redeemable convertible preferred stock	(9.6)	(8.8)	(18.8)	$(17.3)
Net loss and comprehensive loss attributable to Emerald Holding, Inc. common stockholders	$(10.3)	$(55.3)	$(3.4)	$(79.1)
Basic loss per share	(0.15)	(0.77)	(0.05)	(1.10)
Diluted loss income per share	(0.15)	(0.77)	(0.05)	(1.10)
Basic weighted average common shares outstanding	69,816	71,938	70,007	72,091
Diluted weighted average common shares outstanding	69,816	71,938	70,007	72,091

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$181.7	$231.2
Marketable securities	50.0	-
Trade and other receivables, net of allowances of $1.4 million and $1.2 million, as of June 30, 2022 and December 31, 2021, respectively	79.7	46.4
Prepaid expenses	17.7	12.5
Total current assets	329.1	290.1
Noncurrent assets
Property and equipment, net	4.2	3.7
Intangible assets, net	226.6	236.7
Goodwill	537.5	514.2
Right-of-use assets	14.7	15.1
Other noncurrent assets	2.6	2.6
Total assets	$1,114.7	$1,062.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$66.2	$48.3
Cancelled event liabilities	4.4	9.8
Deferred revenues	143.5	118.1
Contingent consideration	32.7	5.1
Right-of-use liabilities, current portion	4.7	4.7
Term loan, current portion	5.7	5.7
Total current liabilities	257.2	191.7
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	508.7	510.9
Deferred tax liabilities, net	1.7	1.5
Right-of-use liabilities	11.9	13.3
Other noncurrent liabilities	7.5	32.1
Total liabilities	787.0	749.5
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Convertible Participating Preferred stock, $0.01 par value; authorized shares June 30, 2022 and December 31, 2021; 80,000; 71,417 and 71,442 shares issued and outstanding; aggregate liquidation preference $459.7 million and $444.1 million at June 30, 2022 and December 31, 2021, respectively	452.5	433.9
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at June 30, 2022 and December 31, 2021: 800,000; 69,284 and 70,026 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	0.7	0.7
Additional paid-in capital	634.0	653.2
Accumulated deficit	(759.5)	(774.9)
Total stockholders’ deficit	(124.8)	(121.0)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,114.7	$1,062.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2022	2021	$	%	2022	2021	$	%
	(dollars in millions) (unaudited)
Revenues	$71.4	$15.0	$56.4	376.0%	$169.9	$27.9	$142.0	509.0%
Add (deduct):
Acquisition revenues	(0.9)				(2.1)
COVID-19 prior year cancellations(1)	(9.6)				(72.3)
COVID-19 prior year postponements(2)	(45.2)				(57.5)
Scheduling adjustments	—	(0.1)			—	1.1
Organic revenues	$15.7	$14.9	$0.8	5.4%	$38.0	$29.0	$9.0	31.0%

Notes:

(1)	Represents the increase in 2022 revenues as a result of events that staged in the current year and were cancelled due to COVID-19 in the prior year.
(2)	Represents the increase in revenues from events that staged in the second quarter of 2022 but were also postponed and staged in the second half of 2021 due to COVID-19.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Trade Shows	$50.5	$2.0	$129.1	$5.6
Other Events	9.3	1.9	18.4	3.9
Subscription software and services	4.3	3.4	8.5	5.7
Other marketing services	7.3	7.7	13.9	12.7
Total Revenues	$71.4	$15.0	$169.9	$27.9

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Net (loss) income	$(0.7)	$(46.5)	$15.4	$(61.8)
Add (deduct):
Interest expense	4.6	4.1	8.5	8.1
Provision for income taxes	2.9	10.9	2.1	2.6
Goodwill impairment charge(1)	—	—	6.3	—
Intangible asset impairment charge(2)	—	—	1.6	—
Depreciation and amortization	14.0	12.1	28.3	23.9
Stock-based compensation	1.6	2.8	3.7	5.8
Deferred revenue adjustment	0.2	0.2	0.4	1.1
Other items(3)	(7.0)	2.8	(1.4)	4.0
Scheduling adjustments	—	-	—	0.2
Adjusted EBITDA	$15.6	$(13.6)	$64.9	(16.1)
Deduct:
Event cancellation insurance proceeds	8.1	2.3	31.8	16.4
Adjusted EBITDA excluding event cancellation insurance proceeds	$7.5	$(15.9)	$33.1	$(32.5)

Notes:

(1)

For the six months ended June 30, 2022 represents non-cash charges of $6.3 million for goodwill in connection with the Company’s interim testing of goodwill for impairment resulting from the change in operating segments and reporting units that occurred in the first quarter of 2022.

(2)

Intangible asset impairment charges for the three months ended June 30, 2022 represent non-cash charges of $1.6 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.

(3)

Other items for the three months ended June 30, 2022 included: (i) $10.0 million in gains related to the remeasurement of contingent consideration; (ii) $2.0 million in transaction costs, primarily in connection with the MJBiz, Advertising Week and Bulletin acquisitions; (iii) $0.8 million in non-recurring legal, audit and consulting fees and (iv) $0.2 million in transition expenses.  Other items for the three months ended June 30, 2021 included: (i) $1.1 million in expense related to the remeasurement of contingent consideration; (ii) $1.2 million in non-recurring legal, audit and consulting fees; (iii) $0.3 million in transition costs in connection with previous acquisitions and (iv) $0.2 million in transaction costs in connection with PlumRiver LLC and Sue Bryce Education acquisitions.  Other items for the six months ended June 30, 2022 included: (i) $5.8 million in gains related to the remeasurement of contingent consideration; (ii) $2.9 million in transaction costs, primarily in connection with the MJBiz, Advertising Week and Bulletin acquisitions; (iii) $1.2 million in non-recurring legal, audit and consulting fees and (iv) $0.3 million in transition expenses.  Other items for the six months ended June 30, 2021 included: (i) $1.5 million in expense related to the remeasurement of contingent consideration; (ii) $1.8 million in non-recurring legal, audit and consulting fees; (iii) $0.3 million in transition costs in connection with previous acquisitions and (iv) $0.4 million in transaction costs in connection with PlumRiver LLC, EDspaces and Sue Bryce Education acquisitions.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$12.2	$25.1	$45.2	$26.7
Less:
Capital expenditures	1.7	1.3	4.9	2.3
Free Cash Flow	$10.5	$23.8	$40.3	$24.4

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME (LOSS) BEFORE TAXES

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Revenues
Commerce	$19.7	$3.8	$76.4	$9.5
Design, Creative, and Technology	47.6	8.3	85.1	13.2
All Other	4.1	2.9	8.4	5.2
Total revenues	$71.4	$15.0	$169.9	$27.9

Other Income, net
Commerce	$4.5	$—	$5.6	$6.7
Design, Creative, and Technology	3.4	2.3	25.3	9.2
All Other	0.2	—	0.9	0.5
Total other income, net	$8.1	$2.3	$31.8	$16.4

Adjusted EBITDA
Commerce	$10.0	$(2.5)	$41.8	$2.7
Design, Creative, and Technology	21.9	0.8	54.5	3.0
All Other	(2.7)	(0.3)	(5.0)	0.3
Subtotal Adjusted EBITDA	$29.2	$(2.0)	$91.3	$6.0

General corporate and other expenses	(13.6)	(11.6)	(26.4)	(22.3)
Interest expense	(4.6)	(4.1)	(8.5)	(8.1)
Goodwill impairment charges	—	—	(6.3)	—
Intangible asset impairment charges	—	—	(1.6)	—
Depreciation and amortization expense	(14.0)	(12.1)	(28.3)	(23.9)
Stock-based compensation expense	(1.6)	(2.8)	(3.7)	(5.8)
Deferred revenue adjustment	(0.2)	(0.2)	(0.4)	(1.1)
Other items	7.0	(2.8)	1.4	(4.0)
Income (Loss) before taxes	$2.2	$(35.6)	$17.5	$(59.2)